UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 9, 2012

JBI, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-52444	90-0822950
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1783 Allanport Road, Thorold Ontario		L0S 1K0
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (905) 384-4383

N/A

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On July 9, 2012, JBI, Inc. (the “Company”) filed a Current Report on Form 8-K to disclose that it had announced the planned closure of its Javaco Inc. subsidiary in Columbus, Ohio.  At that time, the Company was unable to estimate the expenses and charges to be incurred in connection with this action.   The Company now estimates that it will incur total pre-tax charges of approximately $65,000 in connection with this action.   This includes an estimate of approximately $38,000 of pre-tax cash charges for severance, lease payments and related cash expenditures.  In addition, total pre-tax charges include approximately $27,000 of delinquent accounts receivable and other non-cash charges.  The Company recognized $38,000 of these total charges during the quarter ended June 30, 2012 and expects to recognize the remaining charges in the third quarter ended September 30, 2012.  The Company liquidated Javaco’s inventory and fixed assets in July 2012 for proceeds of approximately $180,000.

This current report on Form 8-K/A  contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the expected financial effect of the closing including estimate of costs. Statements that may be considered forward-looking include statements incorporating terms such as "expects," "believes," "intends," “estimates”, “forecasts,” "anticipates," “may,” “should”, and similar terms that relate to future events, performance, or results of the Company. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the historical experience of the Company and management's present expectations or projections, including unexpected adjustments made in connection with the preparation and review of the Company’s financial statements. Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and management undertakes no obligation to update publicly any of them in light of new information or future events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JBI, Inc.

October 10, 2012	By:	/s/ Matthew J. Ingham
	Name:	Matthew J. Ingham
	Title:	Chief Financial Officer